Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Hatteras Alternative Mutual Funds Trust:

We consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Hatteras Managed Futures Strategies Fund.

/s/ KPMG LLP

Milwaukee, WI
March 14, 2012